Exhibit 99.2

Net 1 UEPS Technologies, Inc. Reports 2011 Fourth Quarter and Full Year Results

JOHANNESBURG, August 25, 2011 – Net 1 UEPS Technologies, Inc. (Nasdaq: UEPS; JSE: NT1) today announced results for the three months ended June 30, 2011 (“4Q 2011”) and the full 2011 fiscal year (“F2011”). Revenue for 4Q 2011 was $97.4 million, a year over year increase of 42% in US dollars (“USD”) and 28% in constant currency. During 4Q 2011, net income under US generally accepted accounting principles (“GAAP”) was $6.8 million versus net loss of $17.0 million for the three months ended June 30, 2010 (“4Q 2010”). GAAP earnings per share for 4Q 2011 was $0.15 versus GAAP loss per share of $0.37 a year ago. Fundamental earnings per share for 4Q 2011 was $0.39 compared to $0.54 for 4Q 2010, representing a decrease of 28% in USD and 35% in constant currency.

Revenue for F2011 was $343.4 million, a year over year increase of 22% in USD and 13% in constant currency compared to fiscal 2010 (“F2010”). During F2011, net income under GAAP was $2.6 million versus net income of $39.0 million for F2010. Earnings per share under GAAP during F2011 was $0.06 versus earnings per share of $0.84 a year ago, a decline of 93% in USD and 94% in constant currency. Fundamental earnings per share for F2011 was $1.53 compared to $2.01 for F2010, representing a decrease of 24% in USD and 30% in constant currency.

Summary Financial Metrics

	Three months ended June 30,
			% change	% change
	2011	2010	in USD	in ZAR
(All figures in USD ‘000s except per share data)
Revenue	97,368	68,695	42%	28%
GAAP net income (loss)	6,832	(17,007)	nm	nm
Fundamental net income (1)	17,607	24,683	(29)%	(36)%
GAAP earnings (loss) per share ($)	0.15	(0.37)	nm	nm
Fundamental earnings per share ($) (1)	0.39	0.54	(28)%	(35)%
Fully-diluted shares outstanding (‘000’s)	45,181	45,560	(1)%
Average period USD/ ZAR exchange rate	6.81	7.56	(10)%

	Year ended June 30,
			% change	% change
	2011	2010	in USD	in ZAR
(All figures in USD ‘000s except per share data)
Revenue	343,420	280,364	22%	13%
GAAP net income	2,647	38,990	(93)%	(94)%
Fundamental net income (1)	68,932	92,914	(26)%	(32)%
GAAP earnings per share ($)	0.06	0.84	(93)%	(94)%
Fundamental earnings per share ($) (1)	1.53	2.01	(24)%	(30)%
Fully-diluted shares outstanding (‘000’s)	45,231	46,435	(3)%
Average period USD/ ZAR exchange rate	7.00	7.61	(8)%

(1) Fundamental net income and earnings per share is GAAP net (loss) income and (loss) earnings per share excluding the amortization of acquisition-related intangible assets, net of deferred taxes, transaction-related costs and stock-based compensation charges. In addition, the calculation of fundamental net income and earnings per share for F2011, and where applicable, 4Q 2011, also excludes an impairment loss, net of deferred taxes, a valuation allowance related to Net1 UTA deferred tax assets, restructuring charges at Net1 UTA, a net gain related to a forward exchange contract related to intercompany dividends and amortization of facility fees related to the incurrence of KSNET acquisition debt.

The following factors impacted the comparability of our 4Q 2011 and 4Q 2010 results:

  SASSA price and volume reductions: Our current SASSA contract provides for price and volume reductions from our previous contract, which reduced 4Q 2011 revenue and operating income;
  Valuation allowances related to Net1 UTA deferred tax assets: During 4Q 2011, we created a valuation allowance of $8.9 million related to Net1 UTA deferred tax assets;
  Favorable impact from the weakness of the US dollar: The US dollar depreciated by 10% against the ZAR during 4Q 2011 versus 4Q 2010 which positively impacted our results;
  Goodwill impairment during 4Q 2010: During 4Q 2010, we impaired goodwill of $37.4 million related to Net1 UTA which was allocated to our hardware, software and related technology sales segment. The impairment resulted in a net loss for 4Q 2010;
  Increased revenue from KSNET at lower operating margins, before acquired intangible asset amortization, than our legacy businesses: Our KSNET acquisition contributed to an increase in 4Q 2011 revenue, however, because KSNET has an operating margin, before acquired intangible asset amortization, that is lower than our legacy businesses, it negatively impacted our overall operating margin;

  Intangible asset amortization related to KSNET acquisition: In 4Q 2011, we recorded additional intangible asset amortization related to the acquisition of KSNET;
  Lower interest income and increased interest expense resulting from KSNET acquisition: Use of a portion of our cash balances and incurrence of long-term debt to fund the KSNET acquisition reduced our interest income and increased our interest expense for 4Q 2011;
  Continued contributions from EasyPay: EasyPay experienced an increase in transaction volumes in 4Q 2011 from growth in value-added services and higher than expected activity at retailers;
  Lower revenues and margins from hardware, software and related technology sales segment: Segment performance was adversely impacted by lower revenues from all contributors to this operating segment;
  Reversal of stock-based compensation charges: We reversed prior year stock-based compensation charges of $3.5 million, primarily as a result of the forfeiture of a portion of the performance-based restricted stock granted in August 2007;
  Restructuring charges incurred by Net1 UTA: During 4Q 2011, we incurred restructuring charges related to our Net1 UTA operations of $0.6 million, net of tax benefit; and
  Transaction-related expenses included in selling, general and administration expense: During 4Q 2011, we incurred non-deductible transaction-related expenses of $0.4 million, primarily for the KSNET acquisition.

Comments and Outlook

“While fiscal 2011 was a challenging year for Net1, it was also transformational with the acquisition of KSNET and the commercialization of some of our newer technologies,” said Dr. Serge Belamant, Chairman and Chief Executive Officer of Net1. “We remain committed to SASSA and look forward to the outcome of the current tender process. In the mean time, we will focus on driving incremental long-term growth by building on our existing capabilities at KSNET and EasyPay and scaling up our newer initiatives and technologies,” he concluded.

“During fiscal 2012, we anticipate growth at KSNET and EasyPay and some of our other smaller units. However, we expect our pension and welfare business to remain flat and our earnings growth to be weighed down by our meaningful investments in MVC, XeoHealth and EP Kiosk. As a result of these factors and assuming our existing contract with SASSA remains in effect for the full year on the existing terms and conditions, we would expect to generate Fundamental EPS of at least $1.55 on a constant currency basis in fiscal 2012,” said Herman Kotzé, Chief Financial Officer of Net1.

Results of Operations

Our frequently asked questions and operating metrics will be updated and posted on our website (www.net1.com).

     South African transaction-based activities

South African transaction-based activities revenue was $50.3 million in 4Q 2011, consistent when compared with 4Q 2010 in USD and 10% lower on a constant currency basis. In ZAR, the decrease in revenue was primarily due to the lower economics of the current SASSA contract, compared with our previous contract, which was partially offset by increased transaction volumes at EasyPay and the inclusion of FIHRST. Operating income margin of our South African transaction-based activities decreased to 40% from 51% a year ago. The decrease was primarily due to the lower revenues generated under the SASSA contract, additional intangible asset amortization related to the acquisition of MediKredit and FIHRST and lower margins at MediKredit and FIHRST compared with our legacy South African transaction-based activities. Excluding amortization of acquisition-related intangibles, 4Q 2011 segment operating margin was 43% compared with 54% during 4Q 2010.

     International transaction-based activities

KSNET is the largest contributor to the international transaction-based activities segment. International transaction-based activities revenue was $27.9 million and segment operating margin was 3% in 4Q 2011. Excluding the amortization of intangibles but including the start up costs related to the launch of Net1 Virtual Card in the United States, segment operating margin was 15%.

     Smart card accounts

Smart card account revenue was $8.6 million in 4Q 2011, up 10% compared with 4Q 2010 in USD and 1% lower on a constant currency basis. Operating margin for the segment remained consistent at 45%.

     Financial services

Financial services revenue was $2.3 million in 4Q 2011, up 86% compared with 4Q 2010 in USD and 67% higher on a constant currency basis, principally due to an increase in lending activities. Operating margin for this segment remained constant at 79% when compared to 4Q 2010.

     Hardware, software and related technology sales

Hardware, software and related technology sales revenue was $8.3 million in 4Q 2011, down 13% compared with 4Q 2010 in USD and 22% lower on a constant currency basis. The decrease in revenue and operating income for 4Q 2011 was primarily due to lower revenues by all major contributors to this operating segment as a result of challenging trading conditions and the ad hoc nature of some of these sales. Excluding amortization of all intangibles and Net 1 UTA’s restructuring charges, segment operating margin was (16)% compared to (11)% during 4Q 2010.

     Cash flow and liquidity

At June 30, 2011, we had cash and cash equivalents of $95 million, down from $154 million at June 30, 2010. The decrease in cash was due primarily to the use of approximately $124.3 million to fund a portion of the KSNET purchase price and the payment of STC of $14.7 million incurred related to dividends paid from South Africa to the United States connected with the KSNET transaction. For 4Q 2011, we generated net cash flow of $12.8 million for operating activities, compared to $13.8 million in 4Q 2010. The decrease in operating cash flow resulted mainly from the SASSA price and volume reductions which were effective July 1, 2010. Capital expenditures for 4Q 2011 and 2010 were $5.6 million and $0.4 million, respectively. During 4Q 2011, we repurchased $1 million worth of shares under our $100 million authorization.

Use of Non-GAAP Measures

US securities laws require that when we publish any non-GAAP measures, we disclose the reason for using the non-GAAP measure and provide reconciliation to the directly comparable GAAP measure. The presentation of fundamental net income and fundamental earnings per share and headline earnings per share are non-GAAP measures.

     Fundamental net income and fundamental earnings per share

Our GAAP net income (loss) and earnings (loss) per share for 4Q 2011, 4Q 2010, F2011 and F2010 include amortization of intangible assets, transaction-related costs and stock-based compensation. GAAP net income (loss) and earnings (loss) per share for 4Q 2011 and F2011 includes a valuation allowance related to Net1 UTA deferred tax assets, restructuring charges at Net1 UTA and amortization of facility fees related to the debt incurred to fund a portion of the purchase price of KSNET. F2011 also includes an impairment loss, net of deferred taxes and a net gain related to a forward exchange contract related to intercompany dividends. We excludes all of the above-mentioned amounts when calculating fundamental net income and earnings per share, because management believes that these adjustments enhance its own evaluation, as well as an investor’s understanding, of our financial performance. Attachment B presents the reconciliation between GAAP and fundamental net income and earnings per share.

     Headline earnings per share (“HEPS”)

The inclusion of HEPS in this press release is a requirement of our listing on the JSE. HEPS basic and diluted is calculated using net (loss) income which has been determined based on GAAP. Accordingly, this may differ to the headline earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards. HEPS basic and diluted is calculated as GAAP net income (loss) adjusted for impairment losses, net of taxes, and the loss (profit) on sale of property, plant and equipment, net of related tax effects. Attachment C presents the reconciliation between our net income (loss) used to calculate earnings (loss) per share basic and diluted and HEPS basic and diluted.

Conference Call

We will host a conference call to review 4Q 2011 and F2011 results on August 26, 2011 at 8:00 Eastern Time. To participate in the call, dial 1-800-860-2442 (U.S. only), 1-866-605-3852 (Canada only), 0-800-917-7042 (U.K. only) or 0-800-200-648 (South Africa only) ten minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on our homepage, www.net1.com. Please click on the webcast link at least ten minutes prior to the call. A webcast of the call will be available for replay on our website through September 16, 2011.

About Net1 (www.net1.com)

We are a leading provider of alternative payment systems that leverage our Universal Electronic Payment System, or UEPS, to facilitate biometrically secure real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

We operate market-leading payment processors in South Africa, Republic of Korea, Ghana and Iraq. In addition, our proprietary Mobile Virtual Card technology offers secure mobile payments and banking services in developed and emerging countries.

We have a primary listing on the Nasdaq and a secondary listing on the JSE Limited.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:
Dhruv Chopra
Vice President of Investor Relations
Phone: +1-212-626-6675
Email: dchopra@net1.com

NET 1 UEPS TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
for the years ended June 30, 2011, 2010 and 2009

	2011	2010	2009
	(In thousands, except per share data)

REVENUE	$343,420	$280,364	$246,822
Sale of goods	30,130	36,228	47,003
Loan-based interest and fees received	7,276	4,214	5,659
Services rendered	306,014	239,922	194,160

EXPENSE

Cost of goods sold, IT processing, servicing and support	109,858	72,973	70,091

Selling, general and administration	119,692	80,854	64,833

Depreciation and amortization	34,671	19,348	17,082

PROFIT ON SALE OF MICROLENDING BUSINESS	-	-	455

IMPAIRMENT LOSSES	41,771	37,378	1,836

OPERATING INCOME	37,428	69,811	93,435

FOREIGN EXCHANGE GAIN RELATED TO SHORT-TERM INVESTMENT	-	-	26,657

INTEREST (EXPENSE) INCOME, net	(1,018)	9,069	10,828

INCOME BEFORE INCOME TAXES	36,410	78,880	130,920

INCOME TAX EXPENSE	33,525	40,822	42,744

NET INCOME BEFORE EARNINGS (LOSS) FROM EQUITY- ACCOUNTED INVESTMENTS	2,885	38,058	88,176

EARNINGS (LOSS) FROM EQUITY-ACCOUNTED INVESTMENTS	(339)	93	(874)

NET INCOME	2,546	38,151	87,302

(ADD) LESS: NET (LOSS) INCOME ATTRIBUTABLE TO NON- CONTROLLING INTEREST	(101)	(839)	701

NET INCOME ATTRIBUTABLE TO NET1	$2,647	$38,990	$86,601

Net income per share

Basic earnings attributable to Net1 shareholders in $	0.06	0.84	1.53
Diluted earnings attributable to Net1 shareholders in $	0.06	0.84	1.53

NET 1 UEPS TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
as of June 30, 2011 and 2010

	2011	2010
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$95,263	$153,742
Pre-funded social welfare grants receivable	4,579	6,660
Accounts receivable, net	82,780	41,854
Finance loans receivable, net	8,141	4,221
Deferred expenditure on smart cards	51	-
Inventory	6,725	3,622
Deferred income taxes	15,882	16,330
Total current assets before settlement assets	213,421	226,429
Settlement assets	186,668	83,661
Total current assets	400,089	310,090
PROPERTY, PLANT AND EQUIPMENT, net	35,807	7,286
EQUITY-ACCOUNTED INVESTMENTS	1,860	2,598
GOODWILL	209,570	76,346
INTANGIBLE ASSETS, net	119,856	68,347
OTHER LONG-TERM ASSETS, including available for sale securities	14,463	7,423
TOTAL ASSETS	781,645	472,090
LIABILITIES
CURRENT LIABILITIES
Accounts payable	11,360	3,596
Other payables	71,265	50,855
Current portion of long-term borrowings	15,062	-
Income taxes payable	6,709	3,476
Total current liabilities before settlement obligations	104,396	57,927
Settlement obligations	186,668	83,661
Total current liabilities	291,064	141,588
DEFERRED INCOME TAXES	52,785	38,858
LONG-TERM BORROWINGS	110,504	-
OTHER LONG-TERM LIABILITIES, including non-controlling interest loans	1,272	4,343
TOTAL LIABILITIES	455,625	184,789
COMMITMENTS AND CONTINGENCIES
EQUITY
COMMON STOCK
Authorized shares: 200,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury: 2011: 45,152,805; 2010: 45,378,397	59	59
PREFERRED STOCK
Authorized shares: 50,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury: 2011: -; 2010: -	-	-
ADDITIONAL PAID-IN CAPITAL	136,430	133,543
TREASURY SHARES, AT COST: 2011: 13,274,434; 2010: 13,149,042	(174,694)	(173,671)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(33,779)	(66,396)
RETAINED EARNINGS	394,990	392,343
TOTAL NET1 EQUITY	323,006	285,878
NON-CONTROLLING INTEREST	3,014	1,423
TOTAL EQUITY	326,020	287,301
TOTAL LIABILITIES AND EQUITY	$781,645	$472,090

NET 1 UEPS TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the years ended June 30, 2011, 2010 and 2009

	2011	2010	2009
	(In thousands)
Cash flows from operating activities
Net income	$2,546	$38,151	$87,302
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,671	19,348	17,082
Impairment of intangible asset	41,771	-	-
Impairment of goodwill	-	37,378	1,836
Loss (Earnings) from equity-accounted investments	339	(93)	874
Fair value adjustment	728	78	(4,402)
Interest payable	2,487	301	425
Facility fee amortized	1,958	-	1,100
(Profit) Loss on disposal of property, plant and equipment	(5)	69	85
Profit on disposal of VinaPay (2011) and Moneyline business (2009)	(14)	-	(455)
Stock compensation charge, net of forfeitures	1,720	5,670	5,026
Decrease (Increase) in accounts receivable, pre-funded social welfare grants receivable and finance loans receivable	(3,568)	4,666	14,639
Decrease in deferred expenditure on smart cards	-	8	50
Decrease (Increase) in inventory	289	3,867	(81)
Decrease in accounts payable and other payables	(1,041)	(27,138)	(8,788)
Decrease in taxes payable	(1,800)	(7,582)	(3,339)
Decrease in deferred taxes	(13,858)	(6,040)	(4,586)
Net cash provided by operating activities	66,223	68,683	106,768
Cash flows from investing activities
Capital expenditures	(15,053)	(2,730)	(4,770)
Proceeds from disposal of property, plant and equipment	76	106	159
Acquisition of KSNET, net of cash acquired	(230,225)	-	-
Acquisition of MediKredit, FIHRST and RMT, net of cash acquired	-	(10,319)	(1,381)
Acquisition of Net1 UTA, net of cash acquired	-	-	(97,992)
Acquisition of available-for-sale securities	-	-	(3,422)
Proceeds from disposal of VinaPay	150	-	-
Acquisition of and advance of loans to equity-accounted investments	(375)	-	(450)
Repayment of loan by equity-accounted investment	475	-	-
Other investing activities	35	-	-
Net change in settlement assets	(78,768)	(77,243)	-
Net cash used in investing activities	(323,685)	(90,186)	(107,856)
Cash flows from financing activities
Proceeds from issue of common stock	-	720	271
Loan portion related to options	20	-	-
Acquisition of treasury stock	(1,023)	(126,304)	(39,412)
Long-term borrowings obtained	116,353	-	-
Proceeds from short-term loan facility	-	-	110,000
Repayment of short-term loan facility	-	-	(110,000)
Payment of facility fee	(3,088)	-	(1,100)
Repayment of short-term borrowings	(6,705)	-	-
Proceeds from bank overdraft	-	-	2,843
Repayment of bank overdraft	(462)	(137)	(2,850)
Acquisition of remaining 19.9% of Net1 UTA	(594)	-	-
Net change in settlement obligations	78,768	77,243	-
Net cash provided by (used in) financing activities	183,269	(48,478)	(40,248)
Effect of exchange rate changes on cash	15,714	2,937	(10,353)
Net decrease in cash and cash equivalents	(58,479)	(67,044)	(51,689)
Cash and cash equivalents – beginning of year	153,742	220,786	272,475
Cash and cash equivalents at end of year	$95,263	$153,742	$220,786

Net 1 UEPS Technologies, Inc.

Attachment A

Operating segment revenue, operating (loss) income and operating margin:

Three months ended June 30, 2011 and 2010 and March 31, 2011

						Change – constant
				Change - actual		exchange rate(1)
				Q4 ‘11	Q4 ‘11	Q4 ‘11	Q4 ‘11
				vs	vs	vs	vs
Key segmental data, in ’000, except margins	Q4 ‘11	Q4 ‘10	Q3 ‘11	Q4‘10	Q3 ‘11	Q4 ‘10	Q3 ‘11
Revenue:
SA transaction-based activities	$50,267	$50,115	$47,313	-%	6%	(10)%	4%
International transaction-based activities	27,900	-	24,627	nm	13%	nm	10%
Smart card accounts	8,623	7,804	8,288	10%	4%	(1)%	1%
Financial services	2,274	1,224	2,168	86%	5%	67%	2%
Hardware, software and related technology sales	8,304	9,552	10,362	(13)%	(20)%	(22)%	(22)%
Total consolidated revenue	$97,368	$68,695	$92,758	42%	5%	28%	2%

Consolidated operating income (loss):
SA transaction-based activities	$20,347	$25,798	$18,309	(21)%	11%	(29)%	8%
International transaction-based activities	811	-	780	nm	4%	nm	nm
Operating income excluding amortization	4,257	-	3,904	nm	9%	nm	nm
Amortization of intangible assets	(3,446)	-	(3,124)	nm	10%	nm	nm
Smart card accounts	3,919	3,547	3,767	10%	4%	(1)%	1%
Financial services	1,797	973	1,701	85%	6%	66%	3%
Hardware, software and related technology sales	(2,367)	(40,673)	(44,584)	(94)%	(95)%	(95)%	(95)%
Corporate/ Eliminations	2,086	(2,480)	(2,098)	nm	(199)%	nm	(197)%
Total operating (loss) income	$26,593	$(12,835)	$(22,125)	nm	nm	nm	nm

Operating income margin (%)
SA transaction-based activities	40%	51%	39%
International transaction-based activities	3%	-	3%
International transaction-based activities excluding amortization	15%	-	16%
Smart card accounts	45%	45%	45%
Financial services	79%	79%	78%
Hardware, software and related technology sales	(29)%	(426)%	(430)%
Overall operating margin	27%	(19)%	(24)%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the fourth quarter of fiscal 2011 also prevailed during the fourth quarter of fiscal 2010 and the third quarter of fiscal 2011.

Year ended June 30, 2011 and 2010

				Change –
				constant
			Change -	exchange
			actual	rate(1)
			F2011	F2011
			vs	vs
Key segmental data, in ’000, except margins	F2011	F2010	F2010	F2010
Revenue:
SA transaction-based activities	$188,590	$191,362	(1)%	(9)%
International transaction-based activities	69,947	-	nm	nm
Smart card accounts	33,315	31,971	4%	(4)%
Financial services	7,313	4,023	82%	67%
Hardware, software and related technology sales	44,255	53,008	(17)%	(23)%
Total consolidated revenue	$343,420	$280,364	22%	13%

Consolidated operating income (loss):
SA transaction-based activities	$74,642	$106,036	(30)%	(35)%
International transaction-based activities	1,707	-	nm	nm
Operating income excluding amortization	10,309	-	nm	nm
Amortization of intangible assets	(8,602)	-	nm	nm
Smart card accounts	15,140	14,532	4%	(4)%
Financial services	5,658	2,881	96%	81%
Hardware, software and related technology sales	(49,930)	(42,524)	17%	8%
Corporate/ Eliminations	(9,789)	(11,114)	(12)%	(19)%
Total operating income	$37,428	$69,811	(46)%	(51)%

Operating income margin (%)
SA transaction-based activities	40%	55%
International transaction-based activities	2%	-
International transaction-based activities excluding amortization	15%	-
Smart card accounts	45%	45%
Financial services	77%	72%
Hardware, software and related technology sales	(113)%	(80)%
Overall operating margin	11%	25%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during year to date fiscal 2011 also prevailed during year to date fiscal 2010.

Net 1 UEPS Technologies, Inc.

Attachment B

Reconciliation of GAAP net income (loss) to fundamental net income:

Three months ended June 30, 2011 and 2010

	Net		EPS (LPS),		Net		EPS(LPS),
	Income (loss)		basic		Income (loss)		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2011	2010	2011	2010	2011	2010	2011	2010

GAAP	6,832	(17,007)	15	(37)	46,517	(128,631)	103	(283)

Amortization of intangible assets(1)	3,646	2,569			24,827	19,433
Customer relationships	2,837	2,520			19,318	19,060
Software and unpatented technology	1,949	932			13,269	7,046
Trademarks	218	89			1,482	679
Database	74	67			507	507
Deferred tax benefit	(1,432)	(1,039)			(9,749)	(7,859)
Stock-based charge(2)	(2,873)	1,416			(19,561)	10,710
Impairment loss, net	-	37,378			-	282,709
Restructuring charges at Net1 UTA	637	-			4,337	-
Facility fees for KSNET debt	118	-			803	-
Valuation allowance related to Net1UTA DTA	8,856	-			60,298	-
Acquisition-related costs.	391	327			2,664	2,473
Fundamental	17,607	24,683	39	54	119,885	186,694	266	411

(1) Amortization of acquisition-related intangibles, net of deferred tax benefit.
(2) Includes stock-based compensation charges related to options and non-vested stock awards.

Year ended June 30, 2011 and 2010

	Net		EPS,		Net		EPS,
	income		basic		income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2011	2010	2011	2010	2011	2010	2011	2010

GAAP	2,647	38,990	6	84	18,518	296,686	41	642

Amortization of intangible assets(1)	15,708	10,261			109,898	78,082
Customer relationships	13,397	12,297			93,731	93,575
Software and unpatented technology	7,301	1,351			51,079	10,284
Trademarks	704	357			4,926	2,716
Database	290	133			2,026	1,013
Deferred tax benefit	(5,984)	(3,877)			(41,864)	(29,506)
Stock-based charge(2)	1,717	5,670			12,012	43,145
Gain on FEC, net of tax	(114)	-			(798)	-
Impairment loss, net	31,339	37,378			219,254	284,420
Restructuring charges at Net1 UTA	777	-			5,436	-
Facility fees for KSNET debt	1,953	-			13,664	-
Valuation allowance related to Net1UTA DTA	8,856	-			61,958	-
Acquisition-related costs.	6,049	615			42,319	4,680
Fundamental	68,932	92,914	153	201	482,261	707,013	1,068	1,529

(1) Amortization of acquisition-related intangibles, net of deferred tax benefit.
(2) Includes stock-based compensation charges related to options and non-vested stock awards.

Net 1 UEPS Technologies, Inc.

Attachment C

Reconciliation of net income (loss) used to calculate earnings per share basic and diluted and headline earnings per share basic and diluted:

Three months ended June 30, 2011 and 2010

	2011	2010

Net income (loss) (USD’000)	6,832	(17,007)
Adjustments:
Impairment loss (USD’000)	-	37,378
(Profit) Loss on sale of property, plant and equipment (USD’000)	5	63
Tax effects on above (USD’000)	(2)	(22)

Net income used to calculate headline earnings (USD’000)	6,835	20,412

Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	45,136	45,378

Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	45,164	45,560

Headline earnings per share:
Basic earnings – common stock and linked units, in US cents	15	45
Diluted earnings – common stock and linked units, in US cents	15	45

Year ended June 30, 2011 and 2010

	2011	2010

Net income (USD’000)	2,647	38,990
Adjustments:
Impairment loss (USD’000)	41,771	37,378
(Profit) Loss on sale of property, plant and equipment (USD’000)	(5)	69
Tax effects on above (USD’000)	(10,430)	(24)

Net income used to calculate headline earnings (USD’000)	33,983	76,413

Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	45,175	46,245

Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	45,231	46,435

Headline earnings per share:
Basic earnings – common stock and linked units, in US cents	75	165
Diluted earnings – common stock and linked units, in US cents	75	165